EXHIBIT 99.1

CONTACT:	READ IT ON THE WEB
Paul Goldberg	www.dovercorporation.com
Treasurer & Director of Investor Relations
(212) 922-1640
April 22, 2009
DOVER CORPORATION REPORTS FIRST QUARTER 2009 RESULTS
New York, New York, April 22, 2009 — Dover Corporation (NYSE: DOV) announced today that for the first quarter ended March 31, 2009, it had earnings from continuing operations of $61.1 million or $0.33 diluted earnings per share (“EPS”), compared to $147.9 million or $0.77 EPS from continuing operations in the prior-year period, representing decreases of 59% and 57%, respectively. Included in the first quarter results were pre-tax restructuring charges of $35.2 million, or a negative EPS impact of $0.12. Revenue for the first quarter of 2009 was $1.4 billion, a decrease of 26% over the prior-year period. The revenue decrease was driven by a decline in core business revenue of 22% and by a negative impact of foreign exchange of 4%.
Commenting on the first quarter results, Dover’s President and Chief Executive Officer, Robert A. Livingston, said, “Orders, revenue and margins were all down due to significantly lower demand across most of our end-markets, especially in electronic assembly and infrastructure related markets. We escalated our restructuring activities through the quarter as the decline in order rates was more severe than originally anticipated. Nonetheless, I am pleased that we achieved 10%+ operating margins and generated free cash flow of $83 million. Free cash flow was 6% of revenue, consistent with last year, yielding a cash conversion rate of 136%, a meaningful improvement over last year’s rate of 75%.”
“Our leadership teams have taken significant restructuring actions to properly respond to this recession while continuing to invest in product innovation and customer development opportunities. In addition to our restructuring activities, we continue to execute on several business integration and consolidation initiatives. We have appointed a our first Vice President of Global Sourcing and Supply Chain and are taking decisive steps towards leveraging a significant portion of our annual spend. We continue to refine and improve our corporate development process and strategy and remain focused on synergistic add-on acquisitions. We are confident that as trends and markets improve, Dover will emerge even stronger.”
“Though order trends improved sequentially during the quarter, we are not expecting a meaningful recovery in our end-markets for the balance of 2009. Based on our most recent reviews, we now expect 2009 EPS to be in the range of $2.00 — $2.30. Included in this guidance are additional pre-tax restructuring charges of approximately $35 million, most of which will be taken in the second quarter. Despite this, we remain fully committed to achieving double-digit margins in 2009.”
Net earnings for the first quarter of 2009 were $53.4 million or $0.29 EPS, including a loss from discontinued operations of $7.7 million or $0.04 EPS, compared to net earnings of $147.2 million or $0.76 EPS for the same period of 2008, which included a negligible loss from discontinued operations.

Dover will host a webcast of its first quarter 2009 conference call at 8:00 A.M. Eastern Time on Wednesday, April 22, 2009. The webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s first quarter 2009 results and its operating companies can also be found on the Company website.
Dover Corporation is a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.